Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

QUHUO LIMITED

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value US$0.0001 per share	(1)	Other	12,240,000,000	$	$605,200.00	0.0001381	$83.58

Total Offering Amounts:						$605,200.00		83.58
Total Fee Offsets:								0.00
Net Fee Due:								$83.58

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Offering Note(s)

(1)	This registration statement on Form S-8 (this "Registration Statement") registers an aggregate of 12,240,000,000 Class A Ordinary Shares (representing 990,000,000 and 11,250,000,000 Class A Ordinary Shares, with par value of US$0.0001 each), of Quhuo Limited (the "Registrant") that became available for issuable under the Registrant's 2025 and 2026 Equity Incentive Plans, respectively.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional securities that may be offered or issued in connection with any share subdivision, share dividends, share split or similar transaction.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high ($0.0555) and low ($0.0335) sales prices per share of the Registrant’s American depositary shares as reported on the OTC Pink Open Market as of April 7, 2026.